Exhibit 99.1

Designated Filer:                                               Stratford Capital Partners, L.P.

Issuer & Ticker Symbol:                                   Teletouch Communications, Inc. (TLLE.OB)

Date of Event Requiring Statement:               August 18, 2011

Explanation of Responses

(1) This Form 3 is filed on behalf of Stratford Capital Partners, L.P., a Texas limited partnership, Stratford Capital GP Associates, L.P., a Texas limited partnership, and Stratford Capital Corporation, a Texas corporation. The reported securities are owned directly by Stratford Capital Partners, L.P., and indirectly by (i) Stratford Capital GP Associates, L.P., as the general partner of Stratford Capital Partners, L.P., and (ii) Stratford Capital Corporation, as the general partner of Stratford Capital GP Associates, L.P. Stratford Capital GP Associates, L.P. and Stratford Capital Corporation disclaim beneficial ownership of the reported securities except to the extent of their pecuniary interest therein.